Exhibit 10.5

AGREEMENT

This Agreement, dated May 21, 2004, is entered into by and between Bob Gray, an individual (“Mr. Gray”) and St. John Knits International, Incorporated, a Delaware corporation (“SJKI”).

Pursuant to Section 3.11 of the Stockholders’ Agreement, dated July 7, 1999 (the “SA”), Mr. Gray has notified SJKI of his intent to sell to SJKI common stock owned or controlled by him in return for consideration equal to Five Million Dollars ($5,000,000).

Mr. Gray and SJKI have, pursuant to the terms of Section 3.11(c) of the SA, agreed that the fair market value of the shares for this transaction shall be $30.00 per share. Both parties waive any right to have the fair market value determined in accordance with the definition of Fair Market Value as set forth in the SA.

The parties also agree that the payment described above shall occur as soon as reasonably practicable after the execution of this Agreement.

Executed this 21st day of May, 2004.

ST. JOHN KNITS INTERNATIONAL, INCORPORATED, a Delaware corporation		BOB GRAY, an individual

Name:	Bruce Fetter
Title:	Co-Chief Executive Officer